EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 7, 2014, with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2014-3; Diversified Healthcare Portfolio 2014-3; Energy Portfolio 2014-3; Financial Institutions Portfolio 2014-3 and Utility Income Portfolio 2014-3 (included in Invesco Unit Trusts, Series 1455) as of August 7, 2014, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-196603) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
August 7, 2014